UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 4, 2005

PACIFICARE HEALTH SYSTEMS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31700	95-4591529
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5995 Plaza Drive, Cypress, California 90630-5028

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (714) 952-1121

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On January 4, 2005, PacifiCare Health Systems, Inc. (the “Company”) entered into a new Senior Executive Employment Agreement, dated as of January 1, 2005 (the “Employment Agreement”), with Joseph S. Konowiecki, the Company’s Executive Vice President of Corporate Affairs and General Counsel, to replace the former employment agreement with Mr. Konowiecki which expired on January 1, 2005 by its terms.

The following is a brief summary of the material terms and conditions of the Employment Agreement. Please refer to Exhibit 99.1 to this Current Report for the complete provisions of the Employment Agreement.

The Employment Agreement has a two year term. The term of the Employment Agreement:

•	may be extended if the Company provides written notice to Mr. Konowiecki within 45 days prior to the expiration of the term,

•	is automatically extended, upon the occurrence of a Change of Control (as defined in the Employment Agreement), to end two years after the effective date of such Change of Control, and

•	upon expiration, if the Company offers Mr. Konowiecki a new employment agreement and he does not accept it, his continued employment will be without the benefit of a written agreement and any severance benefits will be provided in accordance with the Company’s policies and practices.

The Employment Agreement provides for an annual base salary of $564,999. The Employment Agreement also entitles Mr. Konowiecki to participate in the Company’s employee benefit plans, payment of an automobile allowance, reimbursement for business expenses and participation in the Company’s annual incentive plan and employee stock option plans.

Upon death, disability, misconduct or written termination by either the Company or Mr. Konowiecki, the Employment Agreement will be terminated. In the event Mr. Konowiecki is terminated for death, disability, termination without cause or termination following a change of control of the Company, the Employment Agreement provides for severance benefits.

Termination Without Cause

If the Company terminates Mr. Konowiecki without cause (that is, other than for incapacity, disability, habitual neglect or gross misconduct), the Employment Agreement provides for severance payments in equal installments over a 36 month severance period. Severance benefits include the following:

•	multiple of base salary,

2.

•	multiple of historical average incentive plan bonus,

•	continuation of medical, dental and vision coverage,

•	automobile allowance,

•	outplacement and related services, and

•	any other bonus amounts or benefits to which Mr. Konowiecki may be entitled under any of the Company’s benefit plans.

Additionally, upon termination, Mr. Konowiecki retains the right to exercise any vested and unexercised stock options in accordance with their terms within one year following the effective date of termination.

Non Competition Arrangements

If, while receiving severance payments following termination, Mr. Konowiecki is employed by a competitor, his severance payments will be reduced by an amount equal to the payment received from the competitor.

Termination Within 24 Months of a Change of Control

If Mr. Konowiecki is terminated within 24 months of a Change of Control, the Employment Agreement provides for a lump-sum payment to Mr. Konowiecki equal to 3 times his base salary and specified benefits. The lump-sum payments would include the same items described under Termination Without Cause above, plus the following:

•	prorated annual incentive plan bonus for the year in which the change of control occurs, and

•	amounts to cover any excise tax penalties and taxes payable on the additional compensation to cover such excise tax penalties.

Additionally, the Employment Agreement provides that if Mr. Konowiecki continues to be employed 12 months following the effective date of a Change of Control, he will be given a 30-day window period during which he may elect to voluntarily terminate his employment with the Company. If he elects to voluntarily terminate his employment during this 30-day window period, he would receive:

•	one-half of the lump sum payment he would have received upon the Company’s termination after a Change of Control,

•	the right to exercise all vested and unexercised stock options in accordance with their terms within one year of the effective date of termination, and

•	outplacement and related services.

3.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Senior Executive Employment Agreement, dated as of January 1, 2005, between the Company and Joseph S. Konowiecki.

4.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PACIFICARE HEALTH SYSTEMS, INC.

Dated: January 5, 2005	By:	/s/ Peter A. Reynolds
Peter A. Reynolds
Senior Vice President and
Corporate Controller
(Principal Accounting Officer)

5.

INDEX TO EXHIBITS

99.1	Senior Executive Employment Agreement, dated as of January 1, 2005, between the Company and Joseph S. Konowiecki.